Exhibit (a)(19)

Placer Dome Says Barrick's Announcement Changes Nothing

December 16, 2005

This news release contains "forward-looking statements" that are subject to risk factors and assumptions set out in the cautionary note contained within this news release.

        Vancouver, Canada:    Placer Dome Inc. (NYSE, TSX, ASX: PDG) President and CEO Peter Tomsett said Barrick's announcement that they have received some of the regulatory approvals required for their hostile offer did not come as a surprise. "We never expected regulatory approvals to be an impediment to Barrick's offer, yet they are working hard to convince the market these approvals mean more than they do. While they have waived their due diligence requirement, the fact remains that Barrick's offer is inadequate. We reiterate our Board's recommendation to REJECT the offer, and we continue to focus on alternatives aimed at enhancing value for the benefit of our shareholders."

Placer Dome is subject to a hostile takeover offer by Barrick. Placer Dome's Board of Directors has recommended that shareholders REJECT the Barrick offer and NOT tender their shares. The Board's recommendation is contained in a Directors' Circular, available at www.placerdome.com. Shareholders are urged to read the Directors' Circular in its entirety.

Placer Dome is a global gold mining company employing more than 13,000 people at 16 mining operations in seven countries. The Vancouver-based company's shares trade on the Toronto, New York, Swiss and Australian stock exchanges and Euronext-Paris under the symbol PDG.

Note to Security Holders:
In response to the exchange offer by Barrick Gold Corporation relating to Placer Dome, Placer Dome has filed in Canada and the U.S. and mailed to its shareholders a Directors' Circular dated November 23, 2005, and has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, which includes the Directors' Circular as an exhibit thereto. These documents set forth the full response of the Board of Directors of Placer Dome to the exchange offer by Barrick. Security holders are urged to read the Directors' Circular, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 (including any amendments or supplements thereto and the other documents filed as exhibits thereto), because they contain important information. Security holders may obtain a free copy of the Directors' Circular as well as any other documents filed by Placer Dome in connection with the exchange offer by Barrick, free of charge at the SEC's website at www.sec.gov, from Placer Dome at www.placerdome.com, or by contacting Georgeson Shareholder, the information agent retained by Placer Dome, at 1-866-245-2999.

For further information please contact:
Investor Relations:
Greg Martin (604) 661-3795
Meghan Brown (604) 661-1577
Media Relations:
Gayle Stewart (604) 661-1911

Shareholder Inquiries:
Georgeson Shareholder Communications Canada Inc.
Placer Dome's Information Agent
Toll-free within North America 1-866-245-2999

Head office
Suite 1600, Bentall IV
1055 Dunsmuir Street
(PO Box 49330,
Bentall Postal Station)
Vancouver, B.C. Canada V7X 1P1
Tel: (604) 682-7082

On the internet: www.placerdome.com

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that were based on expectations, estimates and projections as of the date of this press release. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as "believe", "potential", "expect", "forecast", "estimate", "would", "could", "if" and "may". Any forward-looking statement is subject to known and unknown risks, uncertainties and other factors which may cause actual results and developments to materially differ from those expressed by, or implied by the forward-looking statements in this press release.

Examples of forward-looking statements in this press release include expectations as to: whether or not a superior or alternative transaction to the Barrick offer may emerge; the structure of any such potential alternative transaction; and the existence and number of potential parties to any such potential alternative transaction.

These forward-looking statements are based on a number of assumptions which may prove to be incorrect including, but not limited to: the fair value of the assets of Placer Dome; the existence of third parties interested in purchasing some or all of Placer Dome's assets; the accuracy of Placer Dome's mineral reserves and mineral resource estimates; whether mineral resources can be developed; what the prices of gold, copper and platinum and the cost of production will be in the future. In addition to being subject to a number of assumptions, forward-looking statements in this press release are subject to the risks identified on Schedule B "Important Information Regarding Placer Dome's Mineral Reserves and Mineral Resources" to Placer Dome's Directors' Circular as well as the risks which are identified in the filings by Placer Dome with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities including Placer Dome's Form 40-F/Annual Information Form.

This list of factors that may affect the forward-looking statements contained in this press release is not exhaustive and there can be no assurance that any such forward-looking statements will be accurate. These and other factors should be considered carefully and readers should not place undue reliance on such forward-looking statements. Placer Dome does not undertake to update any forward-looking statements that are contained, or incorporated by reference, in this press release, except in accordance with applicable securities laws.